An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

5,000,000 Limited Partnership Units at $7.00 per Unit
Minimum Purchase 700 Units ($4,900)

This Offering Circular relates to the offering and sale of up to 5,000,000 Limited Partnership Units of the Company (the “Units”) for an aggregate, maximum gross dollar offering of $35,000,000 (the “Offering”). The Offering is being made pursuant to Tier 2 of Regulation A, promulgated under the Securities Act of 1933. Each Unit will be offered at $7.00. A subscriber in this Offering must purchase a minimum of 700 Units, or $4,900. See “Securities Being Offered” beginning on page 34.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

Investing in this offering involves high degree of risk, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 6.

This is our initial public offering. No public market currently exists for our Units. The Offering price may not reflect the market price of our Units after the Offering. Upon completion of this offering, we may attempt to have our Units quoted on the OTCQB operated by OTC Markets Group, Inc. or on another marketplace. There is no assurance that the Units will ever be quoted on the OTCQB or any other marketplace. To be quoted on the OTCQB or any other marketplace, a market maker must apply to make a market in our Units. As of the date of this Offering Circular, we have not made any arrangement with any market maker to quote our Units.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The offering will continue until earliest of the sale of all of the Units offered hereby, twelve months from the date of this Offering Circular, or the decision by Company management to terminate the Offering. The Units offered hereby are offered on a “best efforts” basis, and there is no minimum offering.

Since there is no minimum offering, the proceeds or funds from the sale of our Units will be immediately available to us for use in our operations. Once received and accepted subscriptions are irrevocable. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE LIMITED PARTNERSHIP UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Number of Units	Price to public	Underwriting discount and commissions (1)	Proceeds to issuer (2)
Per Unit	1	$7.00	N/A	$7.00
Minimum Purchase	700	$4,900	N/A	$4,900
Maximum Offering	5,000,000	$35,000,000	N/A	$35,000,000

(1)
The company does not currently intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to this Offering Circular.

(2)
The amounts shown are before deducting our offering expenses which include legal, accounting, printing, due diligence, marketing, consulting, finder’s fees, selling and other costs incurred in the offering of the Units.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

1270 SE Monmouth Cutoff Road
Dallas, Oregon 97338

The date of this Preliminary Offering Circular is January 2, 2018

TABLE OF CONTENTS

SUMMARY OF INFORMATION IN OFFERING CIRCULAR	4
RISK FACTORS	6
DILUTION	16
PLAN OF DISTRIBUTION	17
USE OF PROCEEDS	19
DESCRIPTION OF BUSINESS	21
DESCRIPTION OF PROPERTY	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
MANAGEMENT	29
COMPENSATION OF GENERAL PARTNER	31
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	32
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	33
SECURITIES BEING OFFERED	34
THE PARTNERSHIP AGREEMENT	35
LEGAL MATTERS	38
EXPERTS	38

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this Offering Circular, references to the “Company,” “we,” “our”, or “us” refer to American Gas & Technology LP, an Oregon limited partnership, unless the context otherwise indicated.

You should carefully read all information in the Offering Circular, including the financial statements and their explanatory notes, prior to making an investment decision.

The Company

Organization:	We were incorporated under the laws of the State of Oregon on September 10, 2015. Our principal office is located at 1270 SE Monmouth Cutoff Road, Dallas, Oregon 97338.

Capitalization:
Our limited partnership agreement does not restrict the number of Limited Partnership Units we may issue. As of the date of this Offering Circular there are 14,000,000 Units issued and outstanding. Our limited partnership agreement does not provide for the issuance of any preferred partnership units or other class of equity securities.

Management:
Our general partner is LNG Management Services Inc., an Oregon corporation (“LNG Management”), whose registered agent address is 1270 SE Monmouth Cutoff Road Dallas, Oregon 97338. Raymon E. Tate, Jr. (“Raymon Tate”) serves as LNG Management’s Chief Executive Officer and is sole director of that corporation. LNG Management holds 100,000 of the Company’s Limited Partnership Units and is owned 100% by Mr. Tate. Dexter “Tim” C. Tight, Jr., Michael R. Tate and Boris Shrayer currently serve with Mr. Tate on LNG Management’s Executive Committee.

Controlling Members:
Raymon Tate holds 9,566,550 Units, which constitutes over 68% of our currently outstanding units. As such, Mr. Tate will be able to exert a significant influence over the affairs of the Company at the present time, and will continue to do so after the completion of the Offering

Independence:
We are not a blank check company, as such term is defined by Rule 419 promulgated under the Securities Act, as we have a specific business plan and we presently have no plans or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.

Our Business

Description of Operations:
American Gas & Technology LP is a revolutionary energy technology company that plans to partner with commercial fleet businesses and install our liquefied natural gas (“LNG”) stations onsite. We are a development stage company, and we expect to use substantially all of the net proceeds from this offering to manufacture and install our liquefied natural gas stations. We currently focus on the Western United States.

Historical Operations:
Since inception, the Company has limited operations consisting primarily of fundraising, preliminary marketing efforts, preparation of our building for operations and preparing for this offering. As of June 30, 2017, we have an accumulated deficit of $429,681. We have focused on acquiring technology and prototypes and we are in the process of refurbishing the prototypes so that they can be demonstrated to potential customers and investors. In 2016 Ramon Tate transferred to the Company in exchange for partnership Units 100% ownership of all intellectual property associated with the LNG stations and future products and two demonstration LNG stations. While the combined technology package represented significant amounts of cash, equipment and labor investment, such assets are reflected with no asset value for intellectual property or demonstration stations on our balance sheet due to accounting principles pertaining to assets acquired from related parties.

Current Operations:
The Company is currently focused on fundraising; marketing; preparing our offices; manufacturing, building, refurbishing and upgrading the LNG sales demonstration station; and sourcing our capital raise requirements.

The Offering

Class of Securities Offered:	Limited Partnership Units

Number of Units Offered:	5,000,000 Limited Partnership Units

Offering Price:	$7.00 per Unit. There is a $4,900 minimum purchase amount (700 Units) unless a lower amount is approved by the general partner.

Units Outstanding:	As of the date of this Offering Circular, there are 14,000,000 Units issued and outstanding.

Number of Units after the Offering:	If the Company is successful in selling all 5,000,000 Units here offered, then after the offering there will be 19,000,000 Units issued and outstanding.

Termination of the Offering:
The offering will commence as of the date of this Offering Circular and will terminate on the earliest of the sale of all of the Units offered hereby, twelve months from the date of this Offering Circular, or the decision by Company management to terminate the Offering.

Offering Costs:
We estimate our total offering costs to be approximately $53,000, exclusive of selling commissions.  If we experience a shortage of funds prior to funding, Raymon Tate has verbally agreed to advance funds to the Company to allow us to pay for offering costs, filing fees, and correspondence with our members; however, he has no legal obligation to advance or loan funds to the Company.

Market for our Units:
Our Units are not listed for trading on any exchange or automated quotation system. We may seek to obtain a listing, although there can be no guarantee that we will be able to file and later have declared effective, a registration statement filed pursuant to the Securities Exchange Act of 1934. Moreover, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA); nor can there be any assurance that such an application for quotation will be approved.

Best Efforts Offering:
We are offering the Units on a “best efforts” basis through our majority member, Raymon Tate, who will not receive any discounts or commissions for selling the Units. There is no minimum number of Units that must be sold in order to close this offering.

RISK FACTORS

Investing in our Company involves risk. In evaluating the Company and an investment in the Limited Partnership Units, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect the Company’s business, operating results or financial condition, as well as adversely affect the value of an investment in our Units. The following is a summary of the most significant factors that make this Offering speculative or substantially risky. The Company is also subject to all the same risks to which all companies in its industry, and all companies in the United States, are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

Our having generated no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of June 30, 2017, we have generated no revenues. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our Unit price.

The Company has realized significant operating losses to date and expects to incur losses in the future.

The Company has operated at a loss since inception, and these losses are likely to continue. The Company’s accumulated deficit as of June 30, 2017 was $429,681 (unaudited). Until the Company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has limited capitalization and a lack of working capital and as a result is dependent on raising funds to grow and expand its business.

The Company lacks sufficient working capital in order to execute its business plan. The ability of the Company to move forward with its objective is therefore highly dependent upon the success of the Offering described herein. Should we fail to obtain sufficient working capital through this Offering we may be forced to abandon our business plan.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have slightly more than two years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on our business.

We are a recently organized limited partnership with a limited operating history, and we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our members.

We were formed on September 10, 2015, and we have a limited operating history. Our financial condition, results of operations and ability to make or sustain distributions to our members will depend on many factors, including:

•	our ability to identify potential customers and create relationships;

•	our ability to enter into contracts with customers on favorable terms;

•	our ability to contain restoration, maintenance, marketing and other operating costs;

•	our ability to absorb costs that are beyond our control, such as taxes, insurance premiums, litigation costs and compliance costs;

•	our ability to respond to changes in demand in our markets; and

•	economic conditions in our markets, as well as the condition of the economy generally.

We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs.  Neither our general partner nor any of our members have made any written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity or debt securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the Company's business.

Our business plan is significantly dependent upon the abilities and continued participation of our general partner. It would be difficult to replace any of them at such an early stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace our general partner should its services be discontinued. In the event that we are unable to locate or employ personnel to replace our general partner we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our Limited Partnership Agreement limits the liability of, and provide indemnification for, our general partner.

Our Limited Partnership Agreement generally limits our general partner’s liability to the Company and its members for any acts performed by it as our general partner in good faith and within the scope of the Limited Partnership Agreement, except to the extent such acts are attributable to gross negligence or fraud. Our Limited Partnership Agreement provides indemnification by the Company for our general partner and its shareholders, officers and directors, for any claim, loss, damage, liability, action, cost or expense (including reasonable attorney fees) arising out of any act or failure to act by them, if such act or failure to act was in good faith and within the scope of the Limited Partnership Agreement and is not attributable to gross negligence or fraud.  Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the general partner for liabilities incurred in connection with its good faith acts for the Company.  Such an indemnification payment might deplete the Company's assets. Members who have questions regarding the fiduciary obligations of the general partner of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act, and the rules and regulations thereunder is against public policy and therefore unenforceable.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Risks Relating to Our Business

We have limited control over the activities on the properties our operations will take place on.

Our LNG stations will be operated at other companies’ sites and, while being monitored by AG&T, will be operated by their employees. As a result, we will have limited ability to influence or control the operation, including compliance with environmental, safety and other regulations. These limitations and our dependence on the operators could cause us to incur unexpected future costs, result in damages to the LNG stations and materially and adversely affect our financial conditions and results of operations.

Our insurance may not protect us against all of the operating risks to which our business is exposed.

The natural gas business involves numerous operating hazards such as mechanical failures, explosions, uncontrollable flows of natural gas, fires, releases of toxic gas and other environmental hazards and risks, which can result in (i) damage to or destruction of production facilities, (ii) injury to persons, (iii) loss of life, or (iv) damage to property, the environment or natural resources. While we carry general liability insurance, and intend to carry additional insurance to cover mechanical breakdowns and the ensuing business interruptions, we are not fully insured against all risks incident to our business.

We face strong competition from larger oil and gas companies.

Our competitors include major oil and gas companies. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than ours. We may not be able to successfully conduct our operations, evaluate and select suitable business partners and consummate transactions in this highly competitive environment.

We will be dependent on our customers to remain active and reliant on liquefied natural gas.

Because we will be making a large initial investment in obtaining customers – including, at least, setting up our LNG stations at their location(s) and converting their vehicles to run on liquefied natural gas – our profitability will be dependent on our customers remaining active and profitable. We will take all reasonable and necessary steps in choosing and reviewing our business partners, but in the event that our customers do unexpectedly go out of business or substantially change their business plans such that their reliance on our liquefied natural gas diminishes, we could fail to recuperate the initial monies paid to set them up to use liquefied natural gas. In the event that a large number of our customers go out of business or substantially decrease their reliance on our liquefied natural gas, our losses could be too great for the Company to bear.

Our operations are dependent upon the availability of natural gas; material decreases in supplies may adversely affect our sales and results of operations.

The availability of natural gas is essential to our operations. A material decline in natural gas could affect our profitability. Such a material decline in product supplies may be caused by natural disasters, adverse weather conditions, terrorist attacks and other events beyond our control. Such a shortage could have a material adverse effect on our product supplies and negatively affect our sales revenues.

A substantial or extended decline in gasoline prices may adversely affect our business, financial condition or results of operations and our ability to meet our financial commitments.

The price we receive for our liquefied natural gas product influences our potential revenues, our access to capital and ability to grow our business. The price we charge for our product will be dependent on the price of gasoline, as we plan to offer our product at a fixed discount to the current gasoline prices. A substantial decline in gasoline prices would decrease our revenues and could cut into our profits. Gasoline is subject to wide price fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for gasoline have been volatile and will likely continue to be so in the future.

We may be dependent upon a relatively small number of customers for our revenues; should we lose any such customers, our revenues will be negatively impacted.

We expect to derive our revenues, if any, from a small number of significant customers for the foreseeable future. Events that adversely affect the business operations of any one or more significant customers may adversely affect our financial condition or results of operations. Therefore, we are indirectly subject to the business risks of significant customers, which could result in a material decline in the use of our product, and cause our revenues and results of operations to decline.

Our operations and sales volumes are dependent upon demand for petroleum products by customers; any decrease in this demand could adversely affect our business.

Our business depends in large part on the demand for our liquefied natural gas products by our customers. Our earnings and cash flow are dependent on this demand. The supply of and demand for our products can be affected by, among other things, changes in our customers’ business that affects their reliance on transportation.

Our business involves many hazards and operational risks, including adverse weather conditions, which could cause us to incur substantial liabilities and increased operating costs.

Our operations are subject to the many hazards inherent in the storage and transportation of products, including:

•	leaks or accidental releases of products or other materials into the environment, whether as a result of human error or otherwise;

•	explosions, fires, accidents, mechanical malfunctions, faulty measurement and other operating errors; and

•	acts of terrorism or vandalism.

If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of tanks, pipelines and related property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations and potentially substantial unanticipated costs for the repair or replacement of property and environmental cleanup. In addition, if we suffer accidental releases or spills of products at our LNG stations, we could be faced with material third-party costs and liabilities, including those relating to claims for damages to property and persons.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our members.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

We are a relatively small enterprise, and our management has no experience in managing our business as a partnership which could become publicly traded. As a result, operational, financial and other events in the ordinary course of business could disproportionately affect us, and our ability to grow our business could be significantly limited.

We will be smaller than many of the other companies in our industry for the foreseeable future, not only in terms of market capitalization but also in terms of managerial, operational and financial resources. Consequently, an operational incident, customer loss or other event that would not significantly impact the business and operations of the larger companies in our industry may have a material adverse impact on our business and results of operations. In addition, our executive management team is relatively small with no experience in managing our business as a publicly traded partnership and has managed our business and assets for less than three years. As a result, we may not be able to anticipate or respond to material changes or other events in our business as effectively as if our executive management team had such experience and had managed our business and assets for many years. Furthermore, acquisitions and other growth projects may place a significant strain on our management resources. As a result, our ability to execute our growth strategy and to integrate acquisitions and expansion projects successfully into our existing operations could be significantly limited.

We currently have a limited accounting staff, and if we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results timely and accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

Upon the completion of this offering, we will become subject to the certain reporting requirements of the SEC. Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully, possibly as a publicly traded partnership. We prepare our financial statements in accordance with U.S. generally accepted accounting principles, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future.

Prior to this offering, we have been a private company and have not been required to file reports with the SEC. We currently have limited accounting personnel, and while we have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal controls over financial reporting, we cannot predict the outcome of our review at this time.

Risks Related to Our Securities

In addition to owning a majority of the limited partnership Units, Raymon Tate directly owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Such ownership may cause him to favor his own interests to the detriment of the Company and other unitholders.

If all of the Units offered hereby are sold, Raymon Tate will still own a majority of the Units.  He also owns LNG Management, the general partner of the Company.  Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the director and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owner, Raymon Tate. Conflicts of interest may arise between Mr. Tate and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Mr. Tate over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

•
Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

•	Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

•
Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

•	Our general partner determines the amount and timing of any capital expenditures. This determination can affect the amount of cash that is distributed to our unitholders.

•	Our general partner determines which costs incurred by it are reimbursable by us.

•
Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner intends to limit its liability regarding our contractual and other obligations.

•	Our general partner may cause us to borrow funds upon such terms and upon such security as the general partner shall determine.

•	Our general partner controls the enforcement of the obligations that it and its affiliates owe to us.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith and within the scope of the partnership agreement, except to the extent are attributable to gross negligence or fraud.

Holders of our units have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner will be chosen by Raymon Tate. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. As a result of these limitations, the price at which the Units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Even if holders of our Units are dissatisfied, they cannot remove our general partner without its consent.

The unitholders initially will be unable to remove our general partner without its consent because our general partner and its owner will own sufficient units upon the closing of this offering to be able to prevent its removal. The vote of the holders of at least 70% of all outstanding limited partner units voting together as a single class is required to remove our general partner. Should all the Units offered hereby be sold, Raymon Tate will still own over 50% of our outstanding Units.

You will experience immediate and substantial dilution in net tangible book value of at least $5.34 per Unit.

The initial public offering price of $7.00 per Unit exceeds our pro forma net tangible book value of $0.0034 per Unit. Based on the estimated initial public offering price of $7.00 per Unit, you will incur immediate and substantial dilution of at least $5.34 per Unit if all of the Units offered hereby are sold.  The amount of dilution will increase to the extent less that the entire Offering is sold. Please read “Dilution.”

We may issue additional Units without your approval, which would dilute your existing ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional Units or other equity securities of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each Unit may decrease;

•	the relative voting strength of each previously outstanding Unit may be diminished; and

•	the trading price of the Units, if any, may decline.

TThere is no current established trading market for our Limited Partnership Units and if a trading market does not develop, purchasers of our securities may have difficulty selling their securities.

There is currently no established public trading market for our Units and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we may seek a quotation on a major national exchange or automated quotation system in the future, there can be no assurance that any such trading market will develop, and purchasers of the Units may have difficulty selling their Units should they desire to do so. No market makers have committed to becoming market makers for our Limited Partnership Units and none may do so.

The offering price of the Units being offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the Units being offered.

Currently, there is no public market for our Limited Partnership Units.  The offering price for the Units in this offering has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the market price or value of Units.

We may, in the future, issue additional Units, which would reduce investors’ percent of ownership and may dilute Unit value.

Neither our certificate of limited partnership nor limited partnership agreement restricts the number of Limited Partnership Units we may issue. As of the date of this Offering Circular, we had 14,000,000 Units outstanding. The future issuance of additional Units may result in substantial dilution in the percentage of our Units held by our then existing partners. We may value any Units issued in the future on an arbitrary basis. The issuance of Units for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Units held by our partner, and might have an adverse effect on any trading market.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our Units to investors pursuant to certain exemptions from the registration requirements of the Securities Act, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

Tax Risks to Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the Units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service, or IRS, on this or any other tax matter affecting us.  Despite the fact that we are a limited partnership under Oregon law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35.0%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate distributions (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our Units.

The tax treatment of publicly traded partnerships or an investment in our Units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships or an investment in our Units may be modified by administrative, legislative or judicial interpretation at any time. Recently, members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect certain publicly traded partnerships, which, if enacted, may or may not be applied retroactively. Although we are unable to predict whether any of these changes or any other proposals will ultimately be enacted, any such changes could negatively impact the value of an investment in our Units.

Our unitholders’ share of our income will be taxable to them for U.S. federal income tax purposes even if they do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this Offering Circular or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our Units, if any, and the price at which they may trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our Units could be more or less than expected.

If you sell your Units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those Units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your Units, the amount, if any, of such prior excess distributions with respect to the Units you sell will, in effect, become taxable income to you if you sell such Units at a price greater than your tax basis in those Units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale of your Units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our Units that may result in adverse tax consequences to them.

Investment in Units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our Units.

We will treat each purchaser of Units as having the same tax benefits without regard to the actual Units purchased. The IRS may challenge this treatment, which could adversely affect the value of the Units.

Because we cannot match transferors and transferees of Units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of Units and could have a negative impact on the value of our Units or result in audit adjustments to your tax returns.

We prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our Units each month based upon the ownership of our units on the last day of each month, instead of on the basis of the date a particular Unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for U.S. federal income tax purposes between transferors and transferees of our Units each month based upon the ownership of our Units on the last day of each month, instead of on the basis of the date a particular Unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, however, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Counsel has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations.

As a result of investing in our Units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We will initially own property or conduct business in a number of states, most of which currently impose a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. It is your responsibility to file all U.S. federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our Units.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax laws and regulations, including federal, state and foreign income taxes and transactional taxes such as excise, sales/use, payroll, franchise and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted that could result in increased tax expenditures in the future. Many of these tax liabilities are subject to audits by the respective taxing authority. These audits may result in additional taxes as well as interest and penalties.

DILUTION

If you purchase any of the Units offered by this Offering Circular, your ownership interest will be diluted to the extent of the difference between the initial offering price per Unit and the pro forma as adjusted net tangible book value per Unit of our Units immediately after this Offering. Dilution results from the fact that the initial offering price per Unit is substantially in excess of the net tangible book value per Unit attributable to the existing members for the presently outstanding Units. As of June 30, 2017, our net tangible book value was $47,348 or $0.0034 per Limited Partnership Unit. Pro forma net tangible book value per Unit reflects the sale of our Units in this Offering at various levels, without giving effect to any changes in the net tangible book value after June 30, 2017.  We determine dilution by subtracting the pro forma net tangible book value per from the amount of cash that a new investor paid for one (1) Limited Partnership Unit. The following table illustrates this per Unit dilution:

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering price per Unit	$7.00	$7.00	$7.00	$7.00
Estimated net proceeds*	$7,822,000	$15,697,000	$23,572,000	$31,477,000
Pro forma net tangible book value	$7,869,348	$15,744,348	$23,619,348	$31,494,348
Pro forma net tangible book value per Unit	$0.5160	$0.9542	$1.3307	$1.6576
Net tangible book value per Unit as of June 30, 2017	$0.0034	$0.0034	$0.0034	$0.0034
Increase in net tangible book value per Unit attributable to new investors	$0.5126	$0.9508	$1.3273	$1.6542
Dilution per Unit for new Unitholders	$6.4840	$6.0458	$5.6693	$5.3424
Percentage dilution per Unit for new Unitholders	92.63%	86.37%	80.99%	76.32%

The following table sets forth as of June 30, 2017, the number of Units purchased from us and the total consideration paid by our existing members and by new investors in this Offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of offering expenses, assuming a purchase price in this offering of $7.00 per Unit.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Capital Contribution by new Unitholders*	$7,822,000	$15,697,000	$23,572,000	$31,477,000
Capital Contribution by existing Unitholders	$477,029	$477,029	$477,029	$477,029
% Contribution by new Unitholders	94.25%	97.05%	98.02%	98.51%
% Contribution by existing Unitholders	5.75%	2.95%	1.98%	1.49%
# of Units held by new Unitholders	1,250,000	2,500,000	3,750,000	5,000,000
# of Units held by existing Unitholders	14,000,000	14,000,000	14,000,000	14,000,000
Total Units issued and outstanding	15,250,000	16,500,000	17,750,000	19,000,000
% of Units – new Unitholders	8.20%	15.15%	21.13%	26.32%
% of Units - existing Unitholders	91.80%	84.85%	78.87%	73.68%

*Assumes that a 10% commission is paid on the sale of all Units.  To the extent that the Units are sold by our general partner without utilizing the services of a commissioned sales agent or underwriter, the amount of net proceeds will be larger than the amounts shown.

PLAN OF DISTRIBUTION

We are offering a maximum of 5,000,000 Limited Partnership Units on a no minimum, “best efforts” basis. We will be selling our Units using our best efforts and no one has agreed to buy any of our Units.  This Offering Circular permits our general partner to sell the Units directly to the public, with no commission or other remuneration payable to them for any Units they may sell. There is no minimum amount of Units we must sell so no money raised from the sale of our Units will go into escrow, trust or another similar arrangement. There is a minimum purchase amount of $4,900 per investor.  Anyone wishing to purchase less than the minimum subscription amount must petition the general partner for approval.

We intend to market the Units through our own website, where this Offering Circular will be posted.  The Units are being offered by Raymon Tate, the Company’s majority member and Chief Executive Officer and Director of the Company’s general partner.  Mr. Tate will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) to sell the Units.  No sales commission will be paid for Units sold by Mr. Tate.  Mr. Tate is not subject to a statutory disqualification and is not an associated person of a broker or dealer.  Additionally, Mr. Tate primarily performs substantial duties on behalf of the Company otherwise than in connection with transactions in securities.  Mr. Tate has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and he has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act.  In the event we make any arrangement with a broker-dealer to sell any of the Units, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular is a part.

The Offering will commence as of the date of this Offering Circular and will terminate on the earliest of: (1) the sale of all of the Units offered hereby, (2) twelve months from the date of this Offering Circular, or (3) the decision by the general partner to terminate the Offering. The general partner reserves the right to terminate this Offering for any reason.

In order to subscribe to purchase the Units, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D Rule 501 under the Securities Act of 1933.  An individual is an accredited investor if he/she meets one of the following criteria:

•
a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

•
a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

•
an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

•
a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

•
a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D; or

•	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

We will pay FundAmerica LLC escrow fees of (i) $500 account set up fee, (ii) $25 per month escrow account fee, (iii) applicable fees for fund processing and accounting, including: (x) funds processing fees – $1 per ACH transfer, $15 per domestic wire transfer, $10 per check, and other banking and vendor fees as appropriate for funds processing; (y) $5 per investment as a one-time accounting and ledgering fee upon receipt of funds; and (z) funds management fees of 100 basis points on issuers (not investors) funds, and (iv) $5 processing fee for each ACH and funds transfer exception, if any (the “Escrow Fees”). We will also pay fees related to our use of FundAmerica’s technology and services in conducting this offering online, including a $995 per month platform license fee, anti-money laundering check fees of $2 per domestic investor, $5 per UK investor, and $60 per non-US/non-UK investor and $45 for each bad actor check per entity and each associated person (the “Technology Fees”). We are further engaging V Stock Transfer, LLC as our SEC registered transfer agent and will be subject to its standard fee schedule. Collectively the escrow, technology and transfer agent fees are referred to herein as the “Administration Fees”.

All subscribers will be instructed by the company or its agents to transfer funds by credit card, debit card, wire or ACH transfer or other electronic funds transfer method approved by the escrow agent directly to the escrow account established for this Offering or deliver checks made payable to “Prime Trust, LLC as Escrow Agent for Investors in American Gas & Technology LP” which PrimeTrust will deposit into such escrow account no later than noon the next business day after receipt. The company may terminate the Offering at any time for any reason at its sole discretion.

There are no plans to return funds to subscribers if all of the securities to be offered are not sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to break escrow and distribute funds to the Company. There will be no material delay in the payment of the proceeds of the Offering by the escrow agent to the Company.

USE OF PROCEEDS

We estimate that, at a per Unit price of $7.00, the net proceeds from the sale of the 5,000,000 Units in this Offering will range from $7,822,000, if only 25% of the Offering is sold, to $31,447,000 if the entire Offering is sold, after deducting the estimated offering expenses of approximately $928,000 to $3,553,000, which assumes that a 10% commission is paid on the sale every Unit.  To the extent that the Units are sold by our general partner without utilizing the services of a commissioned sales agent or underwriter, the amount of net proceeds will be larger than the amounts shown.

We plan to utilize the net proceeds from this offering to bring our production facility online, begin manufacturing our liquefied natural gas stations, general company operations, and the installation and operation of our initial LNG stations. We have a $500,000 convertible note on the property that is due upon the earliest of (1) any transfer of the Dallas Property; (2) a July 31, 2018 maturity date, or (3) the Company completing an equity offering or financing in excess of the principal.  We intend to refinance the Dallas Property and pay the convertible note with the proceeds of the refinancing.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this Offering by the Company. For further discussion see the Company’s Plan of Operation.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Units sold	1,250,000	2,500,000	3,750,000	5,000,000
Gross proceeds	$8,750,000	$17,500,000	$26,250,000	$35,000,000
Estimated offering expenses	$928,000	$1,803,000	$2,678,000	$3,553,000
Estimated Net Proceeds	$7,822,000	$15,697,000	$23,572,000	$31,447,000

Production engineering, research and development and early manufacturing (6-10 months)
• Manufacturing and fabrication equipment	$1,000,000	$2,000,000	$2,000,000	$8,500,000
• Production engineering	800,000	1,200,000	2,000,000	2,000,000
• Research and development	470,000	1,250,000	2,250,000	2,250,000
• Production of initial LNG fueling stations	3,900,000	5,900,000	5,900,000	5,900,000
• Engine conversions	462,000	1,262,000	2,062,000	2,062,000
Marketing	250,000	750,000	1,000,000	1,000,000
Operations (after first production units)
• General and administrative	140,000	250,000	500,000	500,000
• Rent and facilities	800,000	800,000	800,000	800,000
• LNG fueling stations	0	1,371,000	4,236,000	5,061,000
• Engine conversions	0	914,000	2,824,000	3,374,000
Total Uses of Proceeds	$7,822,000	$15,697,000	$23,572,000	$31,447,000

The above amounts represent only estimates. This expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering. We may find it necessary or advisable to use the net proceeds from this Offering for other purposes, and we will have broad discretion in the application of net proceeds from this Offering. Furthermore, we anticipate that we will need to secure additional funding to fully implement our business plan.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

DESCRIPTION OF BUSINESS
Our Company

American Gas and Technology LP (AG&T) is a revolutionary energy technology company focused on providing the world’s ideal environmental alternative to gasoline and diesel – liquefied natural gas (LNG).  We intend to do so by utilizing our patented, nano-scale, fully-automated refueling station, which is designed to be located onsite in the customer’s fleet yard, taking natural gas from the local utility company’s existing underground distribution network and producing, storing and dispensing LNG – a clean-burning, high-octane transportation vehicle fuel. We can also utilize methane from oil and gas wells or landfills, biodigesters, and other sources of biogas.  This liquid fuel can then be dispensed into vehicles that have been converted to run on LNG.

Using LNG provides two primary benefits:  cost savings and reduction of greenhouse emissions.  Based on the heat content of different fuels and the current NYMEX benchmark prices,1 the price for gasoline is $14.70/MMBtu, diesel is $14.05/MMBtu, and natural gas is $2.91/MMBtu, making the switch to LNG very economic.  Natural gas vehicles reduce greenhouse gas emissions by over 20% while reducing nitrogen oxides and particulate emissions by as much as 80-90%.2 As the world focuses on reduction in greenhouse emissions and cleaner air, there are many economic and moral incentives to switch to natural gas as motor fuel. AG&T will benefit from many credits and incentives, especially if we turn biogas (from landfills, biodigesters, cow and dairy farms, waste treatment plants, etc,) - into motor fuel. Former Department of Energy (DOE) Secretary Steven Chu, who also won the Nobel Prize in Physics (1997), is also quoted as saying that natural gas is the "genuine transition fuel" of the future.3

An additional benefit will be the reduction of dependency on foreign oil.  America has sufficient reserves of clean-burning, low-cost natural gas to supply our domestic fuel needs for the next 100 years.4 And there is adequate existing technology to convert vehicles that currently use gasoline and diesel to operate with natural gas. In the world there are over 15 million natural-gas vehicles and yet in the U.S. there are only 150,000, providing a lot of upside potential to the number of natural-gas vehicles.5

As America’s fleets use more domestic natural gas as a vehicle fuel, they will buy less foreign oil making America less dependent on foreign countries, saving money, creating more jobs for Americans, and cleaning up our environment at the same time.6 Natural gas provides lower fuel costs and lower vehicle maintenance costs for vehicle operators. Today’s new technology can produce natural gas vehicle fuel and make it conveniently available almost anywhere.

1 The source of all prices is CME Group. All the prices are closing prices of the front contract (November 2017 futures) traded on CME as of 10/20/17. Natural Gas is a direct price in $/MMBTU. Gasoline and Diesel price per gallon is converted to $/MMBTU by using the midpoint of 114,102 BTU/gal for gasoline and 128,488 for diesel in the below chart: https://www.afdc.energy.gov/fuels/fuel_comparison_chart.pdf

As of market close on 10/20/17 we can use $2.915 For Natural Gas
http://www.cmegroup.com/trading/energy/natural-gas/natural-gas.html
As of market close on 10/20/17 we can use $1.6781 For Gasoline = $14.70/MMBtu
http://www.cmegroup.com/trading/energy/refined-products/rbob-gasoline.html
As of market close on 10/20/17 we can use $1.8052 For Ultra Low Sulfur Diesel = $14.05/MMBtu.
http://www.cmegroup.com/trading/energy/refined-products/heating-oil.html

2 http://www.ngvamerica.org/natural-gas/environmental-benefits/
3 https://www.bizjournals.com/columbus/blog/2013/09/natural-gas-can-safely-bridge-us.html
4 According to the Potential Gas Committee report from July 2017 the U.S. has over 3,000 TCF of natural gas reserves. EIA estimates 2016 natural gas consumption at 27.5 TCF. Therefore the U.S. has over 100 years of demand in reserve. The links are for supply: www.potentialgas.org and for demand: www.eia.gov
5 https://www.afdc.energy.gov/vehicles/natural_gas.html>
6 According to DOE, 88% of energy consumed for transportation in the U.S. in 2016 was oil products https://www.eia.gov/energyexplained/?page=us_energy_transportation. In the last month available, June 2017 the US net imported just over 4 million barrels per days of oil and oil products https://www.eia.gov/dnav/pet/hist/LeafHandler.ashx?n=pet&s=mttntus2&f=m. That is about 20% of total U.S. demand for oil products https://www.eia.gov/tools/faqs/faq.php?id=33&t=6. Since AG&T's business strategy is to convert gasoline and diesel fleets to natural gas, all marginal reductions in petroleum demand in the U.S. should lead to fewer net imports

Target Market

Our initial target market is fleet vehicles.  Since fleets use approximately 40% of our transportation fuels, they would be the most important transportation segment to initially change.  Vehicle fleet operators all around the world are now switching to natural gas to achieve these environmental and economic benefits.

Due to the lack of adequate LNG station technology, most of natural gas vehicles run on compressed natural gas (CNG). But compressed natural gas (CNG) is 45% of the energy density of LNG and does not provide the range between fill-ups many fleet vehicles desire so liquefied natural gas (LNG), for the same tank volume can give more than twice the range – sometimes three times, depending on multiple tank configurations. This means that LNG can become the preferred fuel as an alternative to gasoline and diesel as long as the challenge of supply and convenience can be resolved. AG&T has introduced a solution that solves all of the challenges of LNG and can rapidly accelerate the adoption of this ideal fuel.

This solution is making the LNG fuel onsite in the customer’s fleet vehicle yard rather than trucking the LNG fuel long distances over surface roads. Instead the local utility’s existing underground pipeline network brings the natural gas right to the site where it is converted to LNG. To make this extremely compelling for fleet operators, AG&T provides a turn-key solution with no out-of-pocket cost to the fleet customers. The customers just have to agree to purchase their fuel from AG&T at a discount to the local floating price of gasoline or diesel, sometimes for a period of 5+ years.

Because the raw feedstock cost of the natural gas that goes into making the LNG is currently less than $0.50 per gasoline-gallon equivalent, this provides significant opportunities for significant profits, even when sharing those profits with the customer.

Zeus Intelligence reports that of the 34 liquefied-natural-gas (LNG) plants in the United States the average production is nearly 100,000 gallons per day. What makes America Gas & Technology unique is our ability to produce LNG down to 300 gallons per day (nano-scale). AG&T liquefiers are portable and are scalable to fit the customized fuel needs of any sized fleet operator anywhere in the world.

What makes the investment prospects exciting with AG&T is simply the size of the market and how much fuel is actually consumed on an annual basis by a fleet operator. For example, a taxi or police car consuming 16 gallons per day can utilize upwards of 4,000 gallons per year. Even with a small fleet operator you’re talking about tens of thousands of gallons of fuel and an enormous cost of doing business.  Under AG&T's fuel cost savings program AG&T strives to pass on up to a 15% savings to fleet operators while the balance will provide the returns for investors. Again, the beauty of this is simply in the power of numbers and how much fuel a typical fleet operator actually consumes every year.

AG&T believes that fleet operators sensitive to the environment and the problems associated with climate change will be attracted to liquefied natural gas (LNG) as a clean low-cost alternative transportation fuel. That is especially true if that can be done without the fleet operator’s incurring a capital cost and LNG can be provided at a price point below or equal to gas and diesel prices.

AG&T has also received preliminary client interest from many foreign countries including but not limited to France, Italy, Hungary, Israel, Egypt, Russia, Azerbaijan, Mexico, Brazil, Australia and UAE. The deployment of our stations globally will depend on local gas (or biogas), petroleum prices and taxes.

AG&T’s Technology

The Company owns significant technology (“AG&T’s Technology”) -- which include patents, knowhow and other patentable intellectual property researched and developed by the Founder and other members of the Management Team -- to produce natural gas vehicle stations and implement conversions on vehicles to run on natural gas.  Raymon Tate first began working on converting vehicles to run on alternate fuels in 1973.  His initial efforts in developing liquefier stations began in 1993, with equipment that produced 36 gallons per day.  By late 1996, he developed a liquefier that could produce 1,200 gallons per day.

As of June 30, 2016, Raymon Tate assigned to the Company all intellectual property and know-how resulting from his 24 years of work developing, marketing, and financially modeling a business to commercialize the production, storage and distribution of LNG in small liquefaction stations that will be located onsite in a customer’s fleet yard. This included full ownership of U.S. patents: #5,327,730, #5,386,699, #6,196,280, # 6,220,052 which include 60 claims that were proven to be new, novel and unique and about 50 claims that may be filed in the future, as well as two demonstration LNG stations capable of producing 36 gallons/day of LNG and 1,200 gallons/day of LNG, respectively.  Mr. Tate estimates that these patents resulted from more than 20 years of research, development, prototyping and testing and $45 million of cash, equipment and labor investment.

AG&T has filed two provisional patent applications in September of 2017 with approximately 30 more claims yet to be filed.  AG&T’s technology enables onsite production of ultra-pure LNG and CNG. The nano-scale station technology includes natural gas purification, LNG production, CNG production, fuel storage and onsite fuel dispensing — at each customer’s location. The technology has been developed, prototyped and fully-tested, and is now ready for manufacturing and distribution. In addition to patent protection, AG&T's equipment is highly technical, complicated and very difficult to replicate.  In a nutshell, management believes this to be a very strong barrier to entry for our potential competitors. Also, management believes that the AG&T nano-scale onsite approach enables us to deliver LNG fuel cheaper than our competition because we estimate our capital costs to be approximately 50% of our competitors per daily gallon of LNG dispensed. Another key competitive differentiating factor will be AG&T’s focus on a turn-key solution for fleets because Mr. Tate brings such a strong automotive and fleet conversion background.

During the six months ended June 30, 2017 and fiscal year ended December 31, 2016, the Company spent $132,384 and $1,438 on research and development, respectively.

Third-Party Validation

In a report dated September 25, 2000 prepared for the U.S. Department of Energy by Brookhaven National Laboratory of Upton, New York, containing a technical evaluation of a liquefier production unit developed by Liberty Fuels, Inc., a Delaware corporation founded by Raymon Tate, the Laboratory confirmed that production unit was capable of manufacturing and storing LNG manufactured directly from pipeline natural gas.  The intellectual property embodied in that unit is the same technology used by the Company in our liquefier stations.

Products

While the Company’s business plan involves selling LNG to generate a majority of our revenue, the most significant aspect of our business is our LNG Station technology. AG&T’s LNG Stations are portable.  They transport easily on a flatbed trailer and are small enough to fit onto an average fleet-yard driveway.   This size advantage allows LNG Stations to be deployed directly where they are needed.  AG&T has three primary target audiences:

•	Fleet Vehicle Operators - For transportation fuels
•	Biogas Sources - Gas remediation to energy solutions
•	Oil & Gas Drilling Sites - Fugitive gas emission management & control

The initial focus will be on fleet vehicle operators. AG&T has two primary station sizes.  The L-300 produces 300 LNG gallons per day (approximately 200 gasoline-gallon equivalents (GGE) per day) and the L-1800 produces 1,800 LNG gallons per day (approximately 1,200 GGE per day). A third station size, the L-5000, will produce 5,000 LNG gallons per day (approximately 3,200 GGE per day) and will be produced as needed in special production runs. Due to their small size, AG&T LNG Stations are scalable to meet the customized demand requirements of a wide variety of users.  For example, this is a specific advantage for landfill remediation, where landfill gases may take upwards of 15 years to peak and another 15 years to decline.  The ability to add to and subtract from overall capacity illustrates perfectly the benefits of nano-scale liquefaction.

Currently there is a working demonstration station at the Company’s factory in Oregon that can produce up to 1,200 gallons of LNG per day. The other three station sizes still require production engineering before they are ready to be manufactured.

Proposed Revenue Streams

The Company’s business plan envisions three main revenue streams:

1)	The sale of LNG. The Company will do the vehicle conversions and supply the LNG station, all at no cost to the customer, in exchange for a five-year, take-or-pay fuel purchase agreement.
2)	The sale of the LNG Stations. This sale will include some support services and may include some vehicle conversion services which are anticipated to be less than 10% of these sales.
3)
The creation of Joint Ventures with one or more funding partners where the Company will sell LNG stations and perform vehicle conversions at our cost in exchange for a percentage of the profits. In this case the revenue to the Company will be the profit-sharing of the Joint Venture.

As the Company is still in a pre-revenue stage, it is difficult to estimate the percentage of revenues to be derived from each source. Management believes that until there is greater knowledge and acceptance of the benefits of owning onsite LNG Stations, the Company’s initial customers will likely opt to simply purchase LNG from the Company, rather than own their own LNG Stations.  Under this revenue stream scenario (the first identified above), the customers are purchasing a cheaper source of fuel for their vehicles and are not making any other cash outlays.  Management believes that most of the potential customers identified by the Company will fall into this revenue stream.

Production of the first four stations is expected to begin once production engineering is complete which will be four months after the first $3 million is raised. These first stations are expected to be installed in fleet yards between Month 6 and 8. After that the production will ramp up slowly and we expect to have a customer fuel purchase agreement in place prior to beginning the assembly of each new station.

Employees

Currently, the Company has 10 full time employees. The Company may hire a number of employees as needed after effectiveness of this offering primarily to support our acquisition and development efforts.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which our general partner or any of their respective affiliates, or any beneficial member, is an adverse party or has a material interest adverse to our interest.

DESCRIPTION OF PROPERTY

Our principal offices include a 31,000 square-foot administration headquarters building and a 101,000 square-foot manufacturing building, located on 8.8 acres at 1270 SE Monmouth Cutoff Road, Dallas, Oregon 97338 (the “Dallas Property”).  The Dallas Property is owned by Tate Investment Properties LLC, an Oregon limited liability company wholly-owned by Raymon Tate.

On July 1, 2017, the Company entered into a four-year triple-net lease agreement with Tate Investment Properties LLC for an amount equal to the sum of the monthly debt payments on loans secured by the Dallas Property.  This amount is currently $42,000 per month.  The Company has an option to extend the lease for an additional four-year period.

On September 12, 2017, Raymon Tate transferred full ownership of Tate Investment Properties LLC to the Company in exchange for the Company’s taking over all mortgage payments. It was agreed that, as long as Mr. Tate is personally guaranteeing these loans, he will receive 100% of any losses from Tate Investment Properties for his taxes.

While the Company will be required to reflect the Dallas Property at the historical cost of Tate Investment Properties, which is $4,800,000, a December 14, 2016, broker opinion analysis estimated the value at between $12-15 million.

We do not currently lease or own any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company was organized as a limited partnership in Oregon on September 10, 2015. Our principal executive offices are located at 1270 SE Monmouth Cutoff Road Dallas, Oregon 97338.  We are a revolutionary energy technology company that plans to partner with commercial-fleet businesses and install our liquefied-natural-gas stations onsite. We expect to use substantially all of the net proceeds from this offering to manufacture and install liquefied natural gas stations.

Since its inception, the Company has devoted substantially all of our efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. The Company has generated no revenues from operations and therefore lacks meaningful capital reserves.

Operating Results

We have not yet generated any revenues and do not anticipate doing so until mid 2018 at the earliest, but more likely in late 2018.

Year Ended December 31, 2016 Compared to Period Ended December 31, 2015.  Operating expenses for the 2016 fiscal year increased significantly over the 2015 period, reflecting our first full year of headcount and activity.  We had 12 full-time employees at December 31, 2016 who started with us at various times during the 2016 fiscal year, as compared to no employees at December 31, 2015.  Sale and marketing costs were incurred for attending conferences and creating and presenting a booth at several conference exposition halls and creating some collateral materials.

As a result, our net loss for the 2016 fiscal year was $191,560, as compared to $160 for the 2015 period of inception to December 31, 2015.  Our accumulated deficit was $191,720 at December 31, 2016.

Six Months Ended June 30, 2017 Compared to June 30, 2016.  Operating expenses for the six months ended June 30, 2017 increased by 85% over the comparable 2016 period, due to increased research and development. These expenses were allocated to repairing the LNG demonstration station.

As a result, our net loss for the six months ended June 30, 2017 was $237,961, as compared to $128,793 for the comparable 2016 period.  Our accumulated deficit was $429,681 at June 30, 2017.

Liquidity and Capital Resources

December 31, 2016.  As of December 31, 2016, we had cash and working capital of $3,045, as compared to no cash or working capital at December 31, 2015.  We funded our operations during the 2016 fiscal year primarily with partner capital contributions of $298,005.

June 30, 2017.  As of June 30, 2017, we had cash and a working capital deficiency of $50,000.  The increase in the working capital deficit was due primarily a loan from Ospraie Partners LLC (“Ospraie”) in the amount of $100,000.  The note incurred interest at 10% per annum. All outstanding principal and interest was due upon the earlier of a May 31, 2018 maturity date or the Company completing an equity offering or financing in excess of the principal amount.  The proceeds from the Ospraie loan, together with the proceeds from the sale of Units in the amount of $264,864, provided the cash necessary to sustain the Company’s operating activities and distribute $86,000 to Tate Investment Properties, an entity owned by Raymon Tate, to cover two months of mortgage payments on the Dallas Property.

On July 21, 2017 the Company and Tate Investment Properties LLC entered into a convertible promissory note with Ospraie for $500,000, which paid off the earlier loan of $100,000. The note incurs interest at 10% per annum and is secured by a security interest in the Dallas Property, which is subordinated to two existing mortgage loans. All outstanding principal and interest is due upon the earlier of (1) any transfer of the Dallas Property; (2) a July 31, 2018 maturity date, or (3) the Company completing an equity offering or financing in excess of the principal.  At its option, Ospraie may convert any unpaid principal and interest into Units of the Company at a price of $4.00 per Unit.  If Opraie elects to convert, it will receive an additional 12,500 Units to cover Ospraie’s legal and due diligence expenses.

As described above under “Description of Property,” in September 2017, Raymon Tate transferred full ownership of Tate Investment Properties LLC to the Company in exchange for the Company’s taking over all mortgage payments with respect to the Dallas Property. There is a $4,125,000 first mortgage bearing 11% interest, with monthly interest-only payments of $37,813 which commenced on April 6, 2016 and end on February 8, 2018 and a final estimated balloon payment of $4,162,813 on March 8, 2018. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan. There is a $600,000 second mortgage bearing 6% interest which commenced on April 6, 2016 and increasing to 7% on November 1, 2017. Starting on November 1, 2017, the Company began making monthly interest-only payments of $3,500, with a final estimated balloon payment of $606,000 on April 30, 2018. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan.  The Company proposes to pay these obligations by refinancing the Dallas Property.

In management’s opinion, the Company’s existing cash position is insufficient to maintain our operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. If we are successful in raising the maximum amount of this Offering, we believe that such funds will be sufficient, combined with expected equipment financing, to fund our ability to grow to the level outlined in our pro forma financial models.

If we are unsuccessful in raising the full amount of funding from this Offering, we will have to shift our revenue mix to selling more of our stations directly and relying more on the Joint Venture approach. With success raising at least 25% of the target funding we expect to be able to get a sufficient number of stations in the field to make other funding scenarios very possible. The rate of growth would likely be slowed and the profit levels may be reduced. With success raising at least 50% of the target funding we would be able to put a sufficient number of stations in the field to make equipment financing a more viable way of funding the rest of our growth. Revenue growth may be slowed but with timely funding (either equity or debt) it may still be possible to achieve the original targets outlined in our financial models. Funding at the 75% and 100% level will only increase the probability of meeting or exceeding performance forecasts.

We are highly dependent upon the success of this Offering, as described herein. Therefore, the failure to achieve the 25% target funding level would result in the need to seek capital from other resources such as borrowing, which management believes is unlikely for the Company. However, if such financing were available, because we are a development-stage company with no operations to date, we would likely have to pay additional costs associated with high-risk loans and be subject to an above-market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a sale of our equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Off-Balance Sheet Arrangements

As of June 30, 2017 and December 31, 2016, we did not have any off-balance sheet arrangements.

Plan of Operations

Our plan of operations for the next twelve (12) months is as follows:

1.	Production Engineering, Research and Development and Early Manufacturing (6-10 months)
Bring manufacturing facility online and build first production units.

Estimated cost:  With 25% funding, the Company is allocating $1 million for production equipment, $800,000 to do production engineering for all three station sizes, $470,000 for research and development, $3.9 million for production of initial stations and $462,000 for conversions - for a total of $6,632,000. At a 50% funding level, the manufacturing equipment allocation would increase to $2 million, the production engineering would grow to $1.2 million to include improved conversion kits, the research and development would increase to $1.25 million to include work on a universal diesel conversion kit, the budget for initial stations would increase by $2 million to produce an L-5000 station and an extra $800,000 would be added for vehicle conversions - for a total of $11,612,000. At a 75% funding level, the manufacturing equipment allocation would stay $2 million, the production engineering would grow to $2 million to include the universal diesel conversion kit, the research and development would increase to $2.25 million to accelerate work on a universal diesel conversion kit, the budget for initial stations would stay at $5.9 million and an extra $800,000 would be added for vehicle conversions - for a total of $14,212,000. At a 100% funding level, a contingency of $6.5 million would be allocated for a second manufacturing facility, and all other numbers would remain the same as the 75% level - for a total of $20,712,000.

2.	Marketing.
Begin road shows and advertising campaigns, and meet directly with businesses to demonstrate our LNG stations’ uses and benefits.

Estimated cost:  If only the 25% funding level is achieved then sales and marketing will be mostly done by the executives and bringing on two commissioned sales representatives for a cost of $250,000. At the 50% level the investment in sales and marketing will increase to $750,000 and will increase to $1 million or more once the 75% funding level is achieved.

3.	Operations.
Produce and install liquefied-natural-gas stations and do vehicle conversions for our early customers after first production units.

Estimated cost: At the 25% funding level, the company would allocate $940,000 for operations which includes, G&A, facilities and rent. The first stations are listed above in Production Engineering and Early Manufacturing. At the 50% funding level, operations will increase to $3,335,000 which will include $2,285,000 of additional stations and conversions. At the 75% funding level, operations will increase to $8,360,000 which will include $7,060,000 of additional stations and conversions. At the 100% funding level, operations will increase to $9,735,000 which will include $8,435,000 of additional stations and conversions. Note that the balance of new stations after this equity funding will come from debt funding and from profits from operations.

We are highly dependent on the success of this Offering to execute upon this proposed plan of operations. If we are unable to raise sufficient funds through this Offering or obtain alternate financing in lieu of funds raised through this Offering, we may never complete development and become profitable. In order to become profitable, we may still need to secure additional debt or equity funding above and beyond what we are seeking to raise through this Offering. To such end, we hope to be able to raise additional funds from an offering of our stock in the future or loans. However, any such offering may not occur, or if it occurs, it may not raise the required funding. We do not have any plans or specific agreements for new sources of funding at present.

MANAGEMENT

We are managed by the directors and executive officer of our general partner, LNG Management Services Inc., an Oregon corporation formed on September 1, 2016 (“LNG Management”). Our general partner is not elected by our unitholders and will not be subject to re-election in the future.  Limited partners holding at least 70% of the outstanding Units, however, have the right to remove the general partner and elect a substitute general partner.

Raymon Tate owns all of the shares in our general partner. Our general partner has a board of directors, and our unitholders are not entitled to elect those directors, or directly or indirectly participate in our management or operations.

Our general partner owes certain fiduciary duties to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

The table below lists our general partner’s officer and directors:

Name	Age	Position with LNG Management
Raymon E. Tate, Jr.	63	Chief Executive Officer and Director
Dexter “Tim” C. Tight, Jr.	65	Vice President, Finance
Michael R. Tate	62	Vice President, Manufacturing
Boris Shrayer	47	Vice President, Commodities and Investor Relations

Raymon Tate

Mr. Ray Tate is one of the founding members of American Gas & Technology LP, serves as Chief Executive Officer of the Company’s General Partner, LNG Management Services Inc., and is the principal inventor of the AG&T LNG Station. With nearly 40 years of experience in the automotive industry, he is known as an automotive and transportation energy expert. Mr. Tate has worked extensively in mechanical and electronic automotive development, with his most significant experience being in the area of alternative-fuels development and operations. Mr. Tate is a former member of the U.S. Department of Energy Infrastructure Development Working Group Committee. He has served on the Board of Directors of the National Natural Gas Vehicle Coalition, an organization of more than 180 companies dedicated to the development of the alternative fuel, as well as the California Natural Gas Vehicle Coalition. Mr. Tate is a former Associate Member of the Society of Automotive Engineers. From 2005 to 2015, Mr. Tate was involved in various real estate projects, including developing and managing a $12 million portfolio of real estate in Northern California. He was also the Managing General Partner of a 10MW biomass cogeneration facility in northern California.

Dexter “Tim” C. Tight, Jr.

Mr. Tight has spent 36 years in Silicon Valley and Europe introducing breakthrough technologies to market. He has held executive positions at Raychem, Spectra Physics, Metcal, Immersion, Diablo Research and M Squared Consulting.  Starting in engineering product design Mr. Tight transitioned to marketing and business development and senior management roles and then founded a company, Edge Capital Access, to help early stage companies raise their next round of funding. These services include building extensive pro forma financial models and supporting the creation of all collateral materials required in the funding process. He was instrumental in launching and funding a major product development effort serving the natural gas industry.  Most recently Mr. Tight was involved with the EB-5 Immigrant Investor program to help raise funds for businesses which create jobs in regions that are experiencing high unemployment. Mr. Tight has a B.S. in Physics from Denison University and an M.S. in Mechanical Engineering and an MBA from Stanford University.

Mr. Tight has been working with Mr. Tate on a full-time basis since May of 2013. The year before that he was a self-employed independent consultant working on EB-5 projects and startup financing and management.

Michael R. Tate

Mr. Tate was a Project Manager in Silicon Valley for ten years working as QA Manager and in R&D developing processes for the manufacture of custom thermal products including heat exchangers - one of the major components in AG&T’s LNG stations. Early in his career, Mr. Tate worked in the automotive industry gaining valuable vehicle technology skills and is considered a vehicle expert.  He has substantial experience in setting up equipment manufacturing lines and has participated in altering production lines at a Ford Quality Vehicle Modifier to produce Liquefied Natural Gas Vehicles.  Mr. Tate is a certified welder and has a universal refrigeration license. In addition, Mr. Tate is an expert in Just-in-Time Inventory methods and many other manufacturing efficiencies. Mr. Tate has worked with the AG&T team for over ten years assisting in the design and manufacturing of AG&T prototype stations and plant layout and manufacturing lines design. His responsibilities also include meeting environmental regulations for plant assembly lines and product materials and developing all regulatory and safety testing and the projections of life-cycle maintenance of systems.

Mr. Michael Tate has been working with Mr. Ray Tate and AG&T on a full-time basis since July of 2015. Prior to that Mr. Michael Tate worked for Noren Products, a Silicon Valley heat transfer company, as project manager and territory manager from 2004 through 2015. Mr. Michael Tate also worked on a full-time basis with Mr. Ray Tate and his LNG technology from 1997 through 2000.

Boris Shrayer

Mr. Shrayer has over 22 years of energy market and 25 years of financial industry experience. After 3-year stints at Goldman Sachs and Merrill Lynch, he spent 16 years at Morgan Stanley as a Managing Director since 2006. He started as a Global Head of Investor Coverage and then managed overall Commodities Marketing, Strategy and Research.  Mr. Shrayer and his team at Morgan Stanley started the Investor business, small E&P producer-lending, LNG/CNG marketing and CNG transportation businesses. Since leaving Morgan Stanley at the end of 2013 he has focused on the opportunities in E&P, fuel optimization for power plants, ethane-fueled power plant development and LNG exports. Mr. Shrayer has a degree in Mathematics from MIT and had a brief research stint in physical oceanography.

Mr. Shrayer has been a full-time employee since February of 2017. Before joining AG&T he was an entrepreneur and private investor. Before that he was head of global commodities marketing for physical and derivatives products in energy and commodities research for Morgan Stanley from 2008-2013. He had been working at Morgan Stanley since 1997.

General Partner

Our Limited Partnership Agreement provides that we shall have one (1) general partner. The general partner will serve until its successor is elected and qualified, subject to removal by Company vote of the members.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent persons, the functions that would have been performed by such committees are performed by our general partner. Thus, there is a potential conflict of interest in that our general partner has the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or general partner.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our general partner. In addition to having no nominating committee for that purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

Michael R. Tate, brother of Founder Raymon E. Tate, Jr., serves on LNG Management’s Executive Committee.

Involvement in Certain Legal Proceedings

No general partner promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities or banking activities,

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

COMPENSATION OF GENERAL PARTNER

The following table sets forth information about the annual compensation to date of each of our three highest-paid persons who were employees of our general partner during our last completed fiscal year.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Raymon E. Tate, Jr.*	Chief Executive Officer	$0	$0	$0
Dexter “Tim” C. Tight, Jr.	Vice President, Finance	$61,500	$0	$61,500
Michael R. Tate*	Vice President, Manufacturing	$0	$0	$0
Boris Shrayer	Vice President, Commodities and Investor Relations	$0	$0	$0
* Mr. Ray Tate and Mr. Michael Tate were compensated out of funds with Tate Investment Properties.

Compensation of general partner’s directors

We do not compensate the directors of our general partner for attendance at meetings. We reimburse the directors of our general partner for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans in place yet. Currently, Mr. Raymon Tate is the only director of the general partner.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the ownership, as of the date of this Offering Circular, of our Limited Partnership Units by each person known by us to be the beneficial owner of more than 5% of our outstanding Units, and the officers and directors of our general partner.   To the best of our knowledge, the persons named have sole voting and investment power with respect to such Units, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of Units beneficially owned by such person, which includes the number of Units as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of Units outstanding as of such date plus the number of Units as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our Limited Partnership Units listed below have sole voting and investment power with respect to the Units shown.

Name and address of beneficial owner (1)	Amount and nature of beneficial ownership (2)	Amount and nature of beneficial ownership acquirable	Percent of class (3)
Raymon E. Tate, Jr. (4)	9,666,550	-0-	69.0%
Boris Shrayer	2,207,200	-0-	15.8%
Dexter “Tim” C. Tight, Jr.	420,000	-0-	3.0%
Michael R. Tate	420,000	-0-	3.0%
Officers and directors as a group (4 persons)	12,713,750	-0-	90.8%

(1)	The address of those listed is 1270 SE Monmouth Cutoff Road, Dallas, Oregon 97338.
(2)	Unless otherwise indicated, all Units are owned directly by the named beneficial owner.
(3)	Based on 14,000,000 Units outstanding prior to this Offering.
(4)	Includes 100,000 Units owned of record by LNG Management Services Inc., which is wholly-owned by Raymon E. Tate, Jr.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Raymon Tate

Tate Investment Properties LLC, an Oregon limited liability company, was 100% owned by Raymon Tate.  Mr. Tate also owns 100% of LNG Management Services Inc., the general partner of the Company, and is the majority limited partner unitholder of the Company. Mr. Tate, through Tate Investment Properties, has continued to provide capital and equipment to the Company via partner capital contributions. On March 19, 2017, $86,000 was paid to Tate Investment Properties via a Unitholder distribution, to cover two months of mortgage payments on the Dallas Property.

Lease of Dallas Property and Tate Investment Properties

The Dallas Property, which houses our offices and manufacturing building, is owned by Tate Investment Properties LLC, an Oregon limited liability company wholly-owned by Raymon Tate.

On July 1, 2017, the Company entered into a four-year triple-net lease agreement with Tate Investment Properties LLC for an amount equal to the sum of the monthly debt payments on loans secured by the Dallas Property.  This amount is currently $42,000 per month.  The Company has an option to extend the lease for an additional four-year period.

On September 12, 2017, Raymon Tate transferred full ownership of Tate Investment Properties LLC to the Company in exchange for the Company’s taking over all mortgage payments. It was agreed that, as long as Mr. Tate is personally guaranteeing these loans, he will receive 100% of any losses from Tate Investment Properties for his taxes.

Ospraie Loan

On July 21, 2017 the Company and Tate Investment Properties LLC entered into a convertible promissory note with Ospraie Partners LLC (“Ospraie”) for $500,000, which paid off an earlier $100,000 loan from Ospraie. The note incurs interest at 10% per annum and is secured by a security interest in the Dallas Property, which is subordinated to two existing mortgage loans. All outstanding principal and interest is due upon the earlier of (1) any transfer of the Dallas Property; (2) a July 31, 2018 maturity date, or (3) the Company completing an equity offering or financing in excess of the principal.

Other Transactions

Other than the issuance of Units, during the last fiscal year, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any general partner or beneficial holder of more than 5% of the outstanding Units, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The general partner has acknowledged that under Oregon Corporate law that it must present to the Company any business opportunity presented to it that meets Oregon's standard for a corporate opportunity:  (1) the Company is financially able to exploit the opportunity; (2) the opportunity is within the Company’s line of business; (3) the Company has an interest or expectancy in the opportunity; and (4) by taking the opportunity for its own, the corporate fiduciary will thereby be placed in a position inimical to its duties to the corporation. This is enforceable and binding upon the general partner.  However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Company.  It is the Company’s intention to adopt such policies and procedures in the immediate future.

SECURITIES BEING OFFERED

The Units

We are offering units of limited partnership interest.  As of the date of this Offering Circular we had 14,000,000 Units issued and outstanding and 25,000,000 Units authorized.

Because we are offering the Units in reliance on Regulation A, there are no resale restrictions placed on the Units.

Transfer Agent and Registrar

We have not yet identified a transfer agent.  We anticipate that we will engage a transfer agent upon the successful completion of this Offering.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

The following is a summary of terms of our Limited Partnership Agreement. For more detailed information, please see the Limited Partnership Agreement, which has been filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in as an exhibit to the offering statement of which this Offering Circular is a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

Organization and Duration

We were organized on September 10, 2015 and shall be dissolved upon the earliest to occur of:

•	September 10, 2050;
•	The general partner’s determination, with the consent of a majority in interest of the limited partners that the Partnership should be dissolved;
•
The death, incompetency, insolvency, dissolution, bankruptcy or removal of a general partner unless, if applicable, the remaining general partner, if any, consents in writing within 30 days of such event to continue the Partnership, or if there is no remaining general partner, all of the limited partners consent in writing within 30 days of such event to continue the Partnership and elect a successor general partner;

•	The sale of all, or substantially all of the Partnership’s assets.

Purpose

Our purpose under our partnership agreement is limited to sell liquefied natural gas (“LNG”) and compressed natural gas (“CNG”) to customers as distributed via micro-scale natural gas liquefier stations to be located at customer sites, as made possible via the conversion of the customers’ vehicle fleet to run on LNG and/or CNG, and to operate the partnership property and to do all other acts which may be necessary, incidental or convenient to the foregoing.

Cash Distributions

Where the general partner does not fund, replenish or otherwise make provision for reserves for future debts, investments, or otherwise, it shall make distributions of net cash flow to the partners out of the partnership funds.

Upon the sale of assets of the partnership or upon liquidation and dissolution of the partnership, the net proceeds shall be allocated and distributed in the following order of priority:

1)	To the payment of debts and liabilities of the partnership to third parties and the expense of liquidation;
2)	To the setting aside of any reserves which the general partner may reasonably deem necessary for any contingent liabilities or obligations of the partnership;
3)	To the payment of interest and principal on any loans and advances that may have been made by any of the partners to the partnership;
4)	To the partners with positive capital accounts, pro rata in accordance with such capital accounts until the capital account of each partner is brought to zero; and
5)	Any remaining balance shall be distributed pro rata among all partners in accordance with their respective percentage interests in the partnership.

Capital Contributions

Unitholders are not obligated to make additional capital contributions.

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below.

Issuance of additional units	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority.

Dissolution of our partnership	Unit majority.

Continuation of our business upon dissolution	Unanimous approval.

Removal of our general partner	70% of the outstanding units,

Transfer of our general partner interest	Unit majority.

Transfer of ownership interests in our general partner	No approval required at any time.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners.

Amendment of Our Partnership Agreement

In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the more than 50% of the outstanding Units.

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	A change in the name of the partnership;
•	The admission and withdrawal of partners;
•	Changes of address of the partnership and the partners; and
•	Any change that would not materially change the rights, duties and obligations of the parties to the partnership agreement.

Meetings; Voting

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Each record holder of a unit has a vote according to its percentage interest in us.

Transfer of Units

If we successfully complete this Offering, there are no restrictions on the transfer of Units by limited partners; however, the assignor must comply with all securities laws and by acquiring a partnership interest, each transferee/assignee is bound to the terms of the partnership agreement and agrees to sign a consent to the partnership agreement on the Partnership’s request.

Indemnification

Under our partnership agreement, we will indemnify and hold harmless the general partner and its shareholders, officers and directors, and their successors, heirs and assigns for any claim, loss, damage, liability, action, cost or expense (including reasonable attorney fees) (1) arising out of any act or failure to act by them, if such act or failure to act is in good faith and within the scope of the partnership agreement and is not attributable to gross negligence or fraud, or (2) arising out of any obligation assumed or performed on behalf of the Partnership, performed by them in good faith and within the scope of the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business.

Books and Reports

Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. For fiscal and tax reporting purposes, we use the calendar year.

We will cause to be delivered to the partners the following within 60 days after the end of each fiscal year:

•	An annual cash flow report of the Partnership;
•
Tax information, including a statement of each partner’s share of net profits, gains and/or losses, and other items necessary for the preparation of the partners’ federal and state income tax returns; and

•	Financial statements of the partnership.

In lieu of the above reports, the general partner may, in its discretion, cause to be delivered to the limited partners a copy of the federal partnership tax return within 30 days after such return has been filed.

Right to Inspect Our Books and Records

Our partnership agreement provides that the Partnership’s books of account shall be maintained at the Partnership’s offices and shall be open during reasonable business hours for the reasonable inspection and examination by the limited partners or their authorized representatives.

At a minimum, the general partner shall maintain the following records at the Partnership’s office:

•	A current list of the full name and last known business address of each partner;
•
A copy of the partnership agreement and Certificate of Limited Partnership and all certificates of amendment thereto together with executed copies of any power of attorney pursuant to which any agreement or amendment has been executed;

•	Copies of the Partnership’s federal, state and local income tax returns and reports for the three most recent years for which they have been prepared; and
•	Copies of any then-effective written partnership agreement and any Partnership financial statements for the three most recent years for which they have been prepared.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

LEGAL MATTERS

The validity of the issuance of our Limited Partnership Units offered by this Offering Circular will be passed upon for us by Doida Law Group LLC, Greenwood Village, Colorado.

EXPERTS

Our financial statements as of December 31, 2015 and 2016, and for each of the years in the period ended December 31, 2016, have been included herein in reliance upon the report of BF Borgers CPA PC, independent registered public accounting firm, appearing elsewhere herein, and given upon the authority of said firm as experts in accounting and auditing.  BF Borgers has also reviewed the unaudited financial statements as of June 30, 2017 and for the six months then ended.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
FINANCIAL STATEMENTS

FOR THE PERIOD FROM
SEPTEMBER 10, 2015 (INCEPTION) THROUGH DECEMBER 31, 2015 AND
YEAR ENDED DECEMBER 31, 2016 (AUDITED) AND
SIX MONTHS ENDED JUNE 30, 2017 (UNAUDITED)

Independent Auditor’s Report

October 30, 2017

To the Board of Directors and Unitholders
American Gas & Technology LP

Report on the Financial Statements
We have audited the accompanying financial statements of American Gas & Technology LP which comprise the statements of financial position as of December 31, 2016 and 2015, and the related statements of activities, changes in unitholders’ capital and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Gas & Technology LP as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Certified Public Accountants
Lakewood, CO

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
BALANCE SHEETS
DECEMBER 31, 2016 AND 2015

	Dec 31, 2016	Dec 31, 2015
ASSETS
Current Assets
Cash and Equivalents	$3,045	$-
Total Current Assets	3,045	-

Fixed Assets
Vehicles	42,394
Equipment	64,065
Furniture & Fixtures	4,500
Accumulated Depreciation	(7,559)
Total Fixed Assets	103,400	-

TOTAL ASSETS	$106,445	$-

LIABILITIES & UNITHOLDERS’ EQUITY
Current Liabilities
Current Liabilities
Total Current Liabilities

Total Liabilities

Unitholder's Equity
Units, 25,000,000 authorized, 11,792,800 and 1,354,186 units issued and outstanding at 12/31/16 and 12/31/15, respectively.	$298,165	$160
Accumulated Deficit	(191,720)	(160)
Total Unitholders’ Equity	106,445	-

TOTAL LIABILITIES AND UNITHOLDERS’ EQUITY	$106,445	$-

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016 AND
PERIOD FROM SEPTEMBER 10, 2015 (INCEPTION) TO DECEMBER 31, 2015

	2016	2015
Net Revenue	-	-
Cost of revenues	-	-
Gross Margin	-	-

Operating Expenses
General and Administrative	$157,280	$160
Sales and Marketing	24,301
Research and Development	1,438
Manufacturing	982
Depreciation Expense	7,559
Total Operating Expenses	191,560	160

Loss from Operations	(191,560)	(160)
Net Loss	$(191,560)	$(160)

Net loss per unit attributable to common unitholders	$(0.016)	$(0.000)

Weighted-average number of common units outstanding	11,792,800	1,354,186

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2016 AND
PERIOD FROM SEPTEMBER 10, 2015 (INCEPTION) TO DECEMBER 31, 2015

	Partnership Units
	Units	Amount	Accumulated Deficit	Total Unitholders’ Equity

Balance at Sept. 10, 2015 (inception)	-	$-	$-	$-

Issuance of units	1,354,186	160		160
Net loss			(160)	(160)
Balance at December 31, 2015	1,354,186	$160	$(160)	$-

Issuance of units to friends of Company (3/28/16)	1,057,550	106		106

Issuance of units to founder for transfer of intellectual property and other assets (6/30/16)	10,522,600	1,052		1,052

Issuance of units to founder for contribution of Paid-In Capital (9/30/16)	65,664	66		66

Paid-In Capital Contribution by founder (9/30/16)		296,901		296,901

Return of units by founder for ability to attract capital (10/31/16)	(2,483,400)	(248)		(248)

Issuance of units and adjustments to friends of the company (10/31/17)	1,276,200	128		128

Net loss			(191,560)	(191,560)
Balance at December 31, 2016	11,792,800	$298,165	$(191,720)	$106,445

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2016 AND
PERIOD FROM SEPTEMBER 10, 2015 (INCEPTION) TO DECEMBER 31, 2015

	Jan-Dec 2016	Dec 2015
OPERATING ACTIVITIES
Net loss	$(191,560)	$(160)
Depreciation Expense	7,559	-
Net cash provided by Operating Activities	(184,001)	(160)

INVESTING ACTIVITIES
Vehicles	(11,750)	-
Net cash provided by Investing Activities	(11,750)	0

FINANCING ACTIVITIES
Partner Capital Contribution	198,796	160
Net cash provided by Financing Activities	198,796	160

Net cash increase for period	3,045	0
Cash at beginning of period	0	0
Cash at end of period	$3,045	$0

NON-CASH ACTIVITIES
Vehicles, Equipment, Furniture & Fixtures	(99,209)	-

Partner Non-Cash Capital Contribution	99,209	-

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016 and 2015

NOTE 1:  NATURE OF OPERATIONS

American Gas & Technology LP (the “Partnership” or “Company”), is a limited partnership organized September 10, 2015 under the laws of Oregon.  The Partnership was organized to build vehicle refueling stations that make liquefied natural gas (LNG) from natural gas at a customer’s facility.

As of December 31, 2016, the Partnership has not commenced planned principal operations nor generated revenue.  The Partnership’s activities since inception have consisted of formation activities and preparations to raise capital.  Once the Partnership commences its planned principal operations, it will incur significant additional expenses.  The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Partnership conform to accounting principles generally accepted in the United States of America (GAAP).

The Partnership has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Partnership does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Partnership adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Partnership considers all highly liquid securities with an original maturity of less than three months to be cash equivalents.  On December 31, 2016 and 2015 the Company cash and equivalents totaled $3,045 and $0, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $2,500.  Property and equipment are stated at cost. These fixed assets were contributed by the company’s founder and CEO of the General Partner, Ray Tate and were accounted for as Paid-In Capital. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Computer equipment	3 years
Furniture and Equipment	10 years

When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

Property and equipment consist of the following as of December 31, 2016 and 2015:

	2016	2015
Vehicles	$42,394
Equipment	64,065
Furniture & Fixtures	4,500
Accumulated Depreciation	(7,559)
Total Net Fixed Assets	$103,400	-

These Fixed Assets were contributed by our founder and as a result of his being a related party these assets are valued at historical costs. The intellectual property, technology and the two demonstration LNG stations that were transferred to the company by our founder, Ray Tate, were not listed on the balance sheet with any financial value though they have significant business value.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

At December 31, 2016, the Company held no funds in excess of FDIC insurance limits.

Revenue Recognition

The Partnership recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.  No revenue has been earned or recognized as of December 31, 2016.

Operating Expenses

General and Administrative expenses in 2016 consist mostly of professional services, contract labor, repairs and maintenance and office expenses. Manufacturing expenses are for equipment repairs and R&D expenses are for travel and office supplies. Sales and Marketing expenses are for consultants, trade shows and travel. Operating expense totals by department are:

	2016	2015
General and Administrative	$157,280	$160
Sales and Marketing	24,301
Research and Development	1,438
Manufacturing	982
Depreciation Expense	7,559
Total Operating Expenses	$191,560	$160

Organizational Costs

In accordance with FASB Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Partnership is a limited partnership.  Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its partners.  Therefore, no provision for income tax has been recorded in the statements.  Income from the Partnership is reported and taxed to the partners on their individual tax returns.

The Partnership complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a Partnership’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Partnership’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Partnership’s financial statements. The Partnership believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Partnership may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Partnership is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3:  GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Partnership is a business that was recently formed and has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception.  Further, the Partnership has generated a net loss of $160 for the period from September 10, 2015 (inception) through December 31, 2015 and a net loss of $191,560 for the year ended December 31, 2016 and a corresponding accumulated deficit of $160 as of December 31, 2015 and $191,720 as of December 31, 2016.  The Partnership’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results.  No assurance can be given that the Partnership will be successful in these efforts.  These factors, among others, raise substantial doubt about the ability of the Partnership to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Partnership be unable to continue as a going concern.

NOTE 4:  UNITHOLDERS’ EQUITY

The Company is an Oregon limited partnership. There is one equity class with 25,000,000 common units authorized and every unit carries one vote.

On September 10, 2015, Raymon E. Tate, Jr. as the sole limited partner registered the Company and paid $150 in setup fees on behalf of the Company in exchange for 1,254,186 units.

On September 10, 2015, the general partner, LNG Management Services Inc. (owned by Raymon E. Tate, Jr.) paid $10 in expenses in conjunction with registering the Company and was issued 100,000 units in the Company.

As of December 31, 2015, Raymon E. Tate, Jr. held 1,254,186 units and LNG Management Services Inc. held 100,000 units. 25,000,000 units were authorized and 1,354,186 were issued and outstanding.

Subsequently, on March 28, 2016, the General Partner adopted a resolution, which called for the sale of 1,057,550 common units to employees and other related parties for total proceeds of $106.

Effective June 30, 2016, the Company entered into an assignment agreement, under which Mr. Tate transferred all of his intellectual property, two demonstration LNG stations, and various capital assets to the Company in exchange for 10,522,600 membership units. He purchased these units from the Company for $1,052. This intellectual property, technology and these demonstration stations were not listed on the balance sheet with any financial value though they have significant business value.

Mr. Tate continued to fund the Company and provided a significant amount of additional capital equipment, computer supplies, and furniture for both administration and manufacturing as partner capital contributions.  On September 30, 2016, Mr. Tate purchased a total of 65,664 membership units for $66 and made a partner capital contribution valued at $296,901, which is made up of $198,744 of cash contributions and $98,157 of non-cash contributions.

On October 31, 2016, the General Partner adopted a resolution, which called for Mr. Tate to give back 2,483,400 units in order to have units available for future employees and investors. For this Mr. Tate received $248. On October 31, 2016 the General Partner also agreed to sell 1,057,550 common units to employees and other related parties. The net proceeds was a payment of $106.

On November 30, 2016, the General Partner adopted a resolution, which allowed Mr. Tate to buy back 207,500 units from certain unitholders. There are no net proceeds to the company for this transaction.

As of December 31, 2016, Raymon E. Tate, Jr. held 9,566,550 units, LNG Management Services Inc. held 100,000 units and employees and friends of the company owned 2,126,250 units. 25,000,000 units were authorized and 11,792,800 units were issued and outstanding.

NOTE 5:  RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Partnership has early adopted the new standard effective immediately.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Partnership will adopt those that are applicable under the circumstances.

NOTE 6:  SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 30, 2017, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
BALANCE SHEET
AS OF JUNE 30, 2017 AND DECEMBER 31, 2016

	Unaudited June 30 2017	December 31, 2016
ASSETS
Current Assets
Cash	$50,000	$3,045
Total Current Assets	50,000	3,045

Fixed Assets
Vehicles	42,394	42,394
Equipment	64,065	64,065
Furniture & Fixtures	4,500	4,500
Accumulated Depreciation	(13,611)	(7,559)
Total Fixed Assets	97,348	103,400

TOTAL ASSETS	$147,348	$106,445

LIABILITIES & UNITHOLDERS’ EQUITY
Current Liabilities
Ospraie Equity Master Fund LP	$100,000	$-
Total Current Liabilities	100,000	-
Total Liabilities	100,000	-

Unitholder's Equity
Units, no par, 25,000,000 authorized, 14,000,000 issued and outstanding	477,029	298,165
Accumulated Deficit	(429,681)	(191,720)
Total Unitholders’ Equity	47,348	106,445

TOTAL LIABILITIES AND UNITHOLDERS’ EQUITY	$147,348	$106,445

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDING JUNE 30, 2017 AND 2016 (UNAUDITED)

	2017	2016
Net Revenue	-	-
Cost of revenues	-	-
Gross Margin	-	-

Operating Expenses
General and Administrative	$82,658	$103,847
Sales and Marketing	12,599	20,425
R&D	132,384	837
Manufacturing	4,268	982
Depreciation Expense	6,052	2,702
Total Operating Expenses	237,961	128,793
Loss from Operations	(237,961)	(128,793)
Net Loss	$(237,961)	$(128,793)

Net loss per unit attributable to common unitholders	$(0.017)	$(0.011)

Weighted-average number of common units outstanding	14,000,000	11,792,800

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
STATEMENTS OF CHANGES IN UNITHOLDERS’ EQUITY
JUNE 30, 2017 AND DECEMBER 31, 2016

	Partnership Units
	Units	Amount	Accumulated Deficit	Total Unitholders’ Equity

Balance at Sept. 10, 2015 (inception)	-	$-	$-	$-

Issuance of units	1,354,186	160		160
Net loss			(160)	(160)
Balance at December 31, 2015	1,354,186	$160	$(160)	$-

Issuance of units	10,438,614	298,005		298,005
Net loss			(191,560)	(191,560)
Balance at December 31, 2016	11,792,800	$298,165	$(191,720)	$106,445

Sale of units to member of executive team for cash (3/19/17)	2,207,200	264,864		264,864

Unitholder distribution (3/19/17)		(86,000)		(86,000)

Net loss			(237,961)	(237,961)

Balance at June 30, 2017 (unaudited)	14,000,000	$477,029	$(429,681)	$47,348

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDING JUNE 30, 2017 AND 2016 (UNAUDITED)

	2017	2016
OPERATING ACTIVITIES
Net loss	$(237,961)	$(128,793)
Depreciation Expense	6,052	2,702
Net cash provided by Operating Activities	(231,909)	(126,091)

FINANCING ACTIVITIES
Partner Capital Contribution	-	136,091
Sale of Units for Cash	264,864	-
Unitholder Distribution	(86,000)	-
Loan: Ospraie Equity Master Fund LP	100,000	-
Net cash provided by Financing Activities	278,864	136,091

Net cash increase for period	46,955	10,000
Cash at beginning of period	3,045	0
Cash at end of period	$50,000	$10,000

NON-CASH ACTIVITIES
Vehicles, Equipment, Furniture & Fixtures	-	(99,209)

Partner Non-Cash Capital Contribution	-	99,209

The accompanying notes are an integral part of these financial statements.

AMERICAN GAS & TECHNOLOGY LP
(AN OREGON LIMITED PARTNERSHIP)
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2017 (UNAUDITED)

The interim financial statements presented are condensed and should be read in conjunction with the entity’s latest annual audited financial statements to obtain full disclosure information.

NOTE 1:  BASIS OF PRESENTATION

The accompanying financial statements have been prepared by the Company, without audit, and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the consolidated financial statements reflect all adjustments (of a normal and recurring nature) which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results to be expected for the entire fiscal year.

NOTE 2:  NATURE OF OPERATIONS

American Gas & Technology LP (the “Partnership” or “Company”), is a limited partnership organized September 10, 2015 under the laws of Oregon.  The Partnership was organized to build vehicle refueling stations that make liquefied natural gas (LNG) from natural gas at a customer’s facility.

As of June 30, 2017, the Partnership has not commenced planned principal operations nor generated revenue.  The Partnership’s activities since inception have consisted of formation activities and preparations to raise capital.  Once the Partnership commences its planned principal operations, it will incur significant additional expenses.  The Partnership is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Partnership’s planned operations or failing to profitably operate the business.

NOTE 3:  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following on June 30, 2017 and 2016:

Fixed Assets	June 30, 2017	June 30, 2016
Vehicles	$42,394	$30,643
Equipment	64,065	64,065
Furniture & Fixtures	4,500	4,500
Accumulated Depreciation	(13,611)	(3,628)
Total Fixed Assets	$97,348	$95,580

NOTE 4: CURRENT LIABILITIES

On June 22, 2017 the Company entered into a promissory note with Ospraie Partners LLC (“Ospraie”) for $100,000.00. The note incurs interest at 10% per annum. All outstanding principal and interest is due upon maturity on the earlier of a funding of Company via completing an equity offering or financing in excess of the principal amount, or on May 31, 2018. There were no current liabilities in 2016.

NOTE 5: UNITHOLDER’S EQUITY

On March 19, 2017 the General Partner adopted a resolution, which called for the sale of 2,207,200 common units to Mr. Boris Shrayer, a senior executive joining the Company and now a Related Party, for $264,864 in cash. Of this amount $86,000 was distributed to Tate Investment Properties, a Related Party, as a Unitholder Distribution to cover future mortgage expenses so the net proceeds to Company were $178,864.

As of June 30, 2017 Raymon E. Tate, Jr. held 9,566,550 units, LNG Management Services Inc. held 100,000 units, and employees and friends of the Company owned 4,333,450 units. 25,000,000 units were authorized and 14,000,000 units were issued and outstanding.

NOTE 6: RELATED PARTY

Tate Investment Properties LLC (TIP) was 100% owned by Raymon E. Tate, Jr. who owns 100% of LNG Management Services Inc., the general partner for American Gas & Technology LP. Mr. Tate is also the majority limited partner unitholder of the Company. Mr. Tate, through his company TIP, has continued to provide capital and equipment to American Gas & Technology via Partner Capital Contributions. On March 19, 2017, $86,000 was paid back to TIP anticipating two months of mortgage payments via a Unitholder Distribution.

Boris Shrayer is now a related party after his stock purchase of 2,207,200 common units on March 19, 2017.

NOTE 7: SUBSEQUENT EVENTS

On July 21, 2017 the Company entered into a convertible promissory note with Ospraie Partners LLC (“Ospraie”) for $500,000.00. The note incurs interest at 10% per annum. With the proceeds of this note the original loan of $100,000 was paid off. All outstanding principal and interest is due upon maturity on the earlier of a funding of Company via completing an equity offering or financing in excess of the principle amount, or on July 31, 2018. Should Ospraie elect to convert any unpaid principal and interest they will use this balance to purchase common units at a price of $4.00/unit. If they do this conversion they will also receive an additional 12,500 units for their support.

On July 1, 2017 the Company entered into a triple-net lease agreement with Tate Investment Properties LLC for $42,000/month. This rate will be adjusted with every refinancing of the property.

On September 12, 2017, Raymon E. Tate, Jr. transferred full ownership of Tate Investment Properties LLC to the Company in exchange for the Company’s taking over all mortgage payments. It was agreed that, as long as Mr. Tate is personally guaranteeing these loans, he will receive 100% of any losses from TIP for his taxes.  There is a $4,125,000 first mortgage bearing 11% interest, with monthly interest-only payments of $37,813 which commenced on April 6, 2016 and end on February 8, 2018 and a final estimated balloon payment of $4,162,813 on March 8, 2018. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan. There is a $600,000 second mortgage bearing 6% interest which commenced on April 6, 2016 and increasing to 7% on November 1, 2017. Starting on November 1, 2017, the Company began making monthly interest-only payments of $3,500, with a final estimated balloon payment of $606,000 on April 30, 2018. The loan is secured by the real property, and Mr. Tate has personally guaranteed the loan.

Management has evaluated subsequent events through October 11, 2017, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

PART III

Index to Exhibits

Item 17 Number	Exhibit
2a	Certificate of Limited Partnership (1)
2b	Limited Partnership Agreement, Amended and Restated as of July 16, 2017 (2)
4a	Form of Subscription Agreement (2)
6a	Assignment of Assets and Intellectual Property dated as of June 30, 2016 (2)
6b	Option Agreement with Ospraie Partners LLC dated July 2017 (2)
6c	Secured Promissory Note from Tate Investment Properties, LLC to Ospraie Partners LLC dated July 2017 (2)
6d	Transfer of Units of Tate Investment Properties, LLC to American Gas & Technology LP dated September 12, 2017 (2)
8a	Form of Escrow Services Agreement (3)
9a	Letter from Artesian CPA (3)
11a	Consent of BF Borgers CPA PC (filed herewith)
12a	Opinion of Doida Law Group LLC (2)

(1)	Filed as an exhibit to the Offering Statement on Form 1-A, filed February 16, 2017.
(2)	Filed as an exhibit to Amendment No. 1 to the Offering Statement on Form 1-A, filed October 30, 2017.
(3)	Filed as an exhibit to Amendment No. 2 to the Offering Statement on Form 1-A, filed December 13, 2017.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Oregon, on January 2, 2018.

AMERICAN GAS & TECHNOLOGY LP

By:	LNG Management Services Inc.
It General Partner

By:	/s/ Raymon E. Tate, Jr.
Raymon E. Tate, Jr. Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ Raymon E. Tate, Jr.	(Principal Executive Officer)	January 2, 2018
Raymon E. Tate, Jr.

Chief Financial Officer (Principal Financial
/s/ Dexter “Tim” C. Tight, Jr.	Officer and Principal Accounting Officer)	January 2, 2018
Dexter “Tim” C. Tight, Jr.